EXHIBIT 4.13

PROMISSORY NOTE

$1,095,392                                                                                                                                                                                                                                                                                         October 1, 2011

FOR  VALUE  RECEIVED,  the  undersigned, ADI  SOFTWARE, LLC, a  Delaware limited liability company (the "Maker"), hereby promises to pay to the order of ADI TIME, LLC, a Rhode Island limited liability company or its assigns (the "Payee"), the principal sum of $1,095,392 or such other amount as provided hereunder, together with interest on the unpaid principal balance at an annual rate equal to 0.16%, under the terms set forth herein.

This Note has been executed and delivered pursuant to the Asset Purchase Agreement dated as of October 1, 2011 by and among Asure Software, Inc., a Delaware corporation ("Parent"), the Maker and the Payee (the "Purchase Agreement"). The principal amount of this Note shall be adjusted in accordance with Section 1.3(c) and Section 1.3(d) of the Purchase Agreement.

1.          Payment.  Except as otherwise provided in Section 5 and Section 6 hereunder, the principal amount of this Note shall be due and payable as follows: $150,000 on October 1, 2013 and $850,000 on October 1, 2014 (the "Maturity Date").  Interest on the unpaid principal balance shall be due and payable on the Maturity Date.

2.         Optional  Prepayments.  The Maker may prepay this Note, in whole or in part, without penalty or premium, at any time and from time to time. Prepayments shall be applied first to accrued but unpaid interest and then to principal.

3.         Guaranty. The full and timely payment of this Note is guaranteed by the Parent pursuant to a guaranty effective as of this date (the "Guaranty").

4.         Default.  The occurrence of any one or more of the following events shall constitute an event of default, upon which the Payee may, at its option, by written notice to the Maker, declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable:

(a)       The Maker fails to make any required payment of principal or interest on the Note when due, and such failure shall continue for ten (10) days after written notice from the Payee to the Maker; provided, however, the failure to pay will not constitute an event of default to the extent specifically set forth in Section 5.4 ofthe  Purchase Agreement.

(b)       The Maker breaches any covenant contained in the Purchase Agreement and any such breach, to the extent it is susceptible to cure, is not cured by the Maker within thi1iy (30) days after written notice thereof shall have been given to the Maker by the Payee.

(c)       Parent shall be in default of any term or provision of the Guaranty and such default is not cured within thirty (30) days after written notice from the Payee to Parent.

(d)       The  Maker  or  Parent  seeks  relief  under  any  bankruptcy,  reorganization  or insolvency law or any other laws for the relief of debtors or makes any assignment for the benefit of creditors, or suffers an involuntary  petition in bankruptcy or receivership  not vacated within thirty (30) days.

(e)           There shall be a sale of all or substantially all ofthe assets ofthe Maker, or the sale of more than 50% of the Maker's total voting power, to any person, firm or corporation not a shareholder on the date hereof, or a merger, consolidation, reorganization of the Maker (excluding any recapitalization or reclassification of the capital stock of the Maker) other than any such merger, consolidation, reorganization in which the owners of the Maker immediately prior to such merger, consolidation, reorganization continue to hold at least a majority of the voting power of the surviving entity immediately after such merger, consolidation, reorganization, or dissolution ofthe Maker.

5.         Right of Setoff.  The Maker has a right to withhold and set-off at any time against up to $1,000,000  of principal due by the Maker under this Note the amount of any and all claims for indemnification to which Purchaser, Parent, and their respective officers, directors, affiliates, employees, agents, advisors and representatives may be entitled under the Purchase Agreement.

6.         Refinancing.   If, at anytime prior to October 1, 2013, the Maker shall refinance its debt owed to JPMorgan Chase Bank in the principal amount of $500,000, the Maker shall accelerate the payment of up to $95,392 of principal. The amount of principal paid shall be equal to the cost of the Unique Components (as defined in the Purchase Agreement) purchased by Maker as of the date of the refinancing. The remainder of the principal shall remain due and owing until the applicable payment date under this Note.

7.         Waivers.  The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.

8.         Applicable Law.  THE VALIDITY, CONSTRUCTION  AND ENFORCEABILITY  OF THE  NOTE  SHALL  BE  GOVERNED  BY THE  INTERNAL  LAWS  OF  THE  STATE  OF RHODE ISLAND, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.  Each of the Maker and the Payee agree that the state and federal courts located in Providence,  Rhode Island shall have exclusive jurisdiction  over any dispute arising out of this Note, and consent to the jurisdiction of each such court in any such dispute.

9.         Costs of Collection.   If this Note is not paid when due, the Maker shall pay the Payee's reasonable costs of collection, including reasonable attorney's fees.

10.       Records.  The Maker shall maintain records as to the outstanding principal sum of this Note.  All  entries  made  on  such  records  shall  be  presumed  to  be  correct  until  the  Payee establishes the contrary.

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IN WITNESS WHEREOF,  the Maker has executed this Note effective as of the date first stated above.

ADI SOFTWARE, LLC

By	_ Name:
Title: